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                                                                   EXHIBIT 10.19

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AGREEMENT ("Agreement"), made as of the 14th day of October, 2004, effective on the Effective Date (as defined herein), between Penn-America Group, Inc. and its insurance subsidiaries (the "Company" or "Penn-America"), a Pennsylvania corporation, having its principal place of business at 420 South York Road, Hatboro, Pennsylvania, and Joseph F. Morris (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the importance of Executive's contributions to the Company is hereby acknowledged;

      WHEREAS, the Company desires to secure the continuing services of Executive beyond the date on which a merger agreement between the Company and United National Group, Ltd. and its affiliates ("UNGL") (such agreement, the "Merger Agreement") is signed, and Executive is willing to continue in the employment of the Company, upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Executive possesses knowledge and skills that will contribute to the continued success of the Company's business;

      WHEREAS, the Company believes that Executive's knowledge and skills will prove to be crucial in both effectuating a successful merger and integrating the operations of UNGL and the operations of the Company;

      WHEREAS, the Company is prepared to enhance the terms and conditions of employment currently applicable to Executive; and

      WHEREAS, the recitals set forth above are hereby incorporated into and made a part of this Agreement.

      NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

                                    ARTICLE I
                                   EMPLOYMENT

      1.01. Position and Duties. Executive is hereby employed as the President and Chief Executive Officer of the Company, and will use his best energies and abilities in the performance of his duties, related to and consistent with his position, as may be assigned to him from time to time by the Board of Directors of the Company (the "Board"), the Chairman of Penn-America, or the Chief Executive Officer of United American Indemnity, Ltd. Executive's duties shall include managing the strategic and financial direction of the Company and duties of comparable

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status and responsibility that the Board determines are necessary to conduct the business of the Company.

      1.02. Location. Executive's place of work shall be in Hatboro, Pennsylvania, provided that Executive shall be obligated to travel as business needs require.

      1.03. Term. This Agreement shall be effective as of the "Closing" (as defined below) (the date on which the Closing occurs, the "Effective Date"); provided that in the event the Closing does not occur on or before February 28, 2005 (or May 31, 2005, as may be required by applicable regulatory bodies) (the "Deadline Date"), the Company may elect to terminate this Agreement. The initial term of this Agreement shall commence on the Effective Date and shall continue for an initial term (the "Initial Term") of three years from the Effective Date. The Initial Term will extend automatically for one three year period and then for consecutive one year periods thereafter (each such extension, an "Extension Term") unless either Executive or the Company provides at least 90 days' advance written notice prior to the expiration of the Initial Term or an Extension Term, as applicable, to the other stating that the term will not be extended.

      1.04. Compensation.

            1.04.1. Salary. Executive shall receive an annual base salary in the gross amount of $350,000, subject to applicable tax and payroll withholding, which may be adjusted upward or downward from time to time at the Company's sole discretion, subject to the provisions of Section 2.06(iii). The base salary shall be payable in accordance with the Company's generally applicable payroll practices and policies.

            1.04.2. Bonus Opportunity. Executive shall be eligible to participate in the Company's 2004 KEIC Bonus Plan, a copy of which is attached as Exhibit A, which Plan was established for 2004 performance and payable in 2005. The Company may not amend such Plan as respects any 2004 bonus compensation to which Executive is entitled. Commencing in 2005, Executive shall be eligible to participate in a key employee cash bonus incentive plan to be adopted by the Company and similar to the 2004 KEIC Bonus Plan, pursuant to the terms of which Executive shall be eligible to receive 40% of his then annual base salary as a cash bonus for each calendar year during which Executive is employed by the Company.

The Company and its affiliates reserve the right to amend or substitute the plan referenced in Section 1.04.2 for any fiscal years after fiscal year 2004, and except as provided below, to make any other adjustments deemed necessary by the Chairman of the Board, as approved by the Compensation Committee, to account for the consummation of the Merger Agreement and business activities after the Effective Date. In any case, the Board, in its reasonable discretion, shall determine that such adjustments shall (x) not impose any burden or reduce any benefits, bonuses or awards that otherwise would be provided or paid to Executive as a result of any costs or expenses incurred by the Company and its affiliates in connection with (i) any out-of-pocket expenses directly incurred in 2004 by Penn-America or its affiliates in any registration or sale of securities related to (I) the Closing (as defined below) or (II) the withdrawal or cessation of registrations or sales that were a direct result of the Merger Agreement, (ii) any out-of-pocket expenses directly incurred by Penn-America and/or the Company or their respective affiliates related to the Merger Agreement, the transactions provided for in the Merger Agreement, or the

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closing and consummation of the transactions provided for in the Merger
Agreement ("Closing"), or (iii) payment of the Annual Integration Bonuses, the Signing Bonuses, and any other expenses or extraordinary charges incurred in connection with the Merger Transaction (the expenses and payments set forth in subclauses (i)-(iii) collectively referred to as the "Excluded Expenses"), and
(y) exclude the Excluded Expenses from the actual performance results associated with any performance cycles underlying any applicable bonus arrangements or awards.

            1.04.3. Equity Compensation. Executive shall be eligible to participate in the Company's Performance Based Long-Term Equity Compensation Plan (the "Restricted Share Plan"), a copy of which is attached as Exhibit B, which Plan was established and adopted for 2004 performance and provides for awards of restricted stock under certain circumstances in 2005. The Company may not amend such Restricted Share Plan with respect to any 2004 bonus award to which Executive is entitled; provided however that grants of shares under the Restricted Share Plan shall be grants of Class A common shares of UNGL ("UNGL Shares"), and the number of UNGL Shares to be awarded shall be based on the number of Penn-America shares that would otherwise be due to Executive, with an adjustment based on the price of UNGL Shares, as provided for in the Merger Agreement ($15.375 per share) (such price, the "Merger Price"). Commencing in 2005, Executive shall be eligible to participate in a performance-based restricted share plan to be adopted by the Company prior to or at the time of the Closing that is similar to the Restricted Share Plan, and which shall provide that the achievement of mid-point performance objectives (as such objectives are specified in Exhibit B) shall result in a target opportunity of 50% of Executive's then current base salary, payable in UNGL Shares, valued at the closing price of UNGL Shares on the date of grant.

The Company and its affiliates reserve the right to amend or substitute the Restricted Share Plan for any fiscal years after fiscal year 2004, and except as provided below, to make any other adjustments deemed necessary by the Chairman of the Board, as approved by the Compensation Committee, to account for the consummation of the Merger Agreement and business activities after the Effective Date. In any case, the Board, in its reasonable discretion, shall determine that such adjustments shall (x) not impose any burden or reduce any benefits, bonuses or awards that otherwise would be provided or paid to Executive as a result of any out-of-pocket costs or expenses incurred by the Company and its affiliates in connection with any Excluded Expenses, and (y) exclude the Excluded Expenses from the actual performance results associated with any performance cycles underlying any applicable awards under the Restricted Share Plan and any successor thereto.

            1.04.4. Car Allowance. Executive shall receive a car allowance equal to $650 per month. The car allowance shall be payable, or credited to, Executive in accordance with the Company's applicable practices and policies.

            1.04.5. Signing Bonus. Upon Closing, Executive shall receive a cash payment in the amount of $390,000 (the "Signing Bonus"), subject to applicable tax and payroll withholding.

            1.04.6. Successful Integration Bonus. Upon the completion of each of the Company's 2005 and 2006 fiscal years, Executive shall, to the extent then actively employed, be

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paid a total (over two years) of $780,000 (the "Target Integration Bonus"), but only upon the satisfaction of those integration milestones set forth in Exhibit C hereto, as determined in good faith by the Chairman of the Board of Directors of UNGL and approved by UNGL's Compensation Committee (such resulting figure, the "Annual Integration Bonus"). If Executive is not actively employed at the time such Annual Integration Bonus would be payable, Executive nonetheless shall be entitled to receive the Annual Integration Bonus, if any, that is payable to him under the provisions of Section 3.05. The Target Integration Bonus shall be payable in UNGL Shares as provided for below. The UNGL Shares comprising the Annual Integration Bonus shall be subject to a shareholder-approved plan, which plan shall have been approved prior to or at the time of the approval of the Merger Transaction, and available for resale under an S-8 filed with the Securities and Exchange Commission. Payment of such UNGL Shares shall be made in two installments, the first installment on or before April 1, 2006, and the second installment on or before April 1, 2007; or with respect to each such year at such later date as the financial statements for such years have been completed and certified by the Company's outside auditors. The UNGL Shares comprising the Annual Integration Bonus shall be subject to Stock Ownership Guidelines, in the form attached hereto as Exhibit D, and shall otherwise be free of any and all restrictions on sale or resale, except as such sale or resale may be restricted under applicable securities laws and regulations. The conversion of the Target Integration Bonus into UNGL Shares shall be based on the Merger Price. Notwithstanding any other provision of this Agreement to the contrary, UNGL Shares paid in satisfaction of the Annual Integration Bonus shall not be sold, transferred or otherwise disposed of by Executive for a period of eighteen (18) months following the payment of such shares, except to the extent necessary to satisfy any tax liability associated with such payment.

            1.04.7. Equity Rollover.

                  (i) Any options (whether vested or unvested) held by Executive in Penn-America prior to the Effective Date ("Old Options") shall be cancelled as of the Effective Date and Executive shall be issued and fully vested in an aggregate number of options in UNGL Shares with the same aggregate value as the Old Options, as determined in accordance with the Merger Agreement. Executive may exercise the options to be granted under this Section 1.04.7(i) at any time after the Closing. Executive shall be solely responsible for any taxes payable by reason of such issuance and/or exercise. Executive may, prior to the Closing and consistent with the Company's policies and applicable securities regulations, exercise any vested Old Options and/or sell securities issued thereunder prior to the Closing.

                  (ii) Any vested, and unvested restricted, shares held by Executive in Penn-America prior to the Effective Date ("Old Shares") shall be converted as of the Effective Date into vested UNGL Shares and the fixed cash payment in accordance with the Merger Agreement. The shares shall be subject to the Stock Ownership Guidelines.

      1.05. Benefits and Expenses.

            1.05.1. Benefits. Until the first anniversary of the Effective Date, Executive will be covered by such group insurance and other benefit plans (including life insurance policies issued to the Executive for the benefit of a named beneficiary) and shall be eligible for such paid vacation and holidays, at least equal to those benefits afforded Executive through Penn-America.

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A list of the current benefits to be provided to Executive is attached to this
Agreement as Exhibit E. Such benefits may be amended from time to time by the Company to increase or add benefits during the first year following the Effective Date, and thereafter for any reason in connection with across-the-board modifications, or to comply with any legal requirements applicable to such benefits, or necessary to maintain the deductibility for tax purposes of amounts paid by the Company to provide or maintain such benefits. During the first year following the Effective Date, the Company shall not terminate or eliminate any such benefit plans or reduce benefits provided under such plans, unless a change in the law applicable to such benefits shall cause the continued provision of such benefits to be contrary to applicable law, or shall cause the amounts paid by the Company to provide or maintain such benefits, which amounts formerly were deductible for tax purposes by the Company, to no longer be deductible for such purposes under applicable law; provided however that the Company shall continue the existing payment arrangements for supplemental life insurance policies purchased for Executive and in effect as of the date of the execution of this Agreement during the Initial Term and the Extension Terms (if any).

            1.05.2. Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require in accordance with the generally applicable policies and procedures of the Company.

                                   ARTICLE II
                                   TERMINATION

      2.01. Incapacity. If during the term of Executive's employment, Executive is prevented from effectively performing the essential functions of his job, with reasonable accommodation (if such reasonable accommodation can be provided by Company), for a period of 180 days within any twelve (12) month period by reason of illness or Disability, the Company, by written notice to Executive, may terminate Executive's employment. Upon delivery to Executive of such notice, together with payment of any salary accrued under Section 1.04.1, any awarded but unpaid bonuses applicable to any prior period, and any other amounts as may be due under Sections 1.04 and 1.05 up to the date of termination, Executive's employment and all obligations of the Company will terminate and this Agreement shall end. For purposes of this Agreement, "Disability" is defined as Executive being eligible for disability insurance benefits under the Company's long term disability insurance policy, or in the absence of such disability insurance coverage, "Disability" shall be defined as the inability to provide the executive level services provided for hereunder, as determined by an outside physician selected by the Company.

      2.02. Retirement. This Agreement shall end, without notice to terminate being required, upon Executive's voluntary election to retire at any time after Executive reaches age 65. Upon retirement, Executive's employment shall terminate and Executive shall be entitled to payment of any salary accrued under
Section 1.04.1, and any awarded but unpaid bonuses applicable to any prior period, together with any other amounts as may be due under Sections 1.04 and
1.05 up to the date of termination, following which all obligations of the Company will terminate.

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      2.03. Death. If Executive dies during the term of his employment,
Executive's employment will terminate, the Agreement shall end, and all Company's obligations, other than any obligations with respect to the payment of accrued but unpaid salary under Section 1.04.1, and any awarded but unpaid bonuses applicable to any prior period, together with any other amounts as may be due under Sections 1.04 and 1.05 up to the date of death, will cease.

      2.04. Termination For Cause. If the Company terminates Executive for Cause, this Agreement and all obligations of the Company shall terminate effective upon notice of termination for Cause, other than (x) any obligations with respect to the payment of accrued but unpaid salary under Section 1.04.1,
(y) in the case of a termination under Section 2.04(i) only, certain Limited Severance Benefits (as provided in Section 3.07), and (z) any other amounts as may be due under Section 1.05 up to the date of termination. For purposes of this Agreement, "Cause" shall mean:

            (i) Executive's failure to perform duties (other than as a result of incapacity as described in Section 2.01) in any material respect that remains uncured for 30 days after written notice thereof is given to Executive, such written notice will be provided to the extent that the Board reasonably determines such failure is curable;

            (ii) Executive's willful misconduct or gross negligence or any willful material misrepresentation to the directors or officers of the Company (including any willful material misrepresentation made in this Agreement);

            (iii) Executive's willful failure to conduct the business of the Company in accordance with the lawful directives of the Board or Company officers to whom Executive reports;

            (iv) any material breach by Executive of any of the covenants, terms or conditions of this Agreement that remains uncured for 30 days after written notice thereof is given to Executive, such written notice will be provided to the extent that the Board reasonably determines such failure is curable;

            (v) Executive's engagement in conduct which is dishonest or disloyal, which has injured or would injure the business or reputation of the Company or otherwise adversely affects its interests in any material respect; or

            (vi) Executive's engagement in fraud or embezzlement, or a good faith determination by the Board that Executive's arraignment for a felony charge or other serious crime involving moral turpitude is based on facts and actions of Executive that are likely to result in the successful criminal prosecution of Executive and that such arraignment and prosecution would be likely to adversely affect the business, operations or prospects of the Company or its affiliates, or Executive's plea of nolo contendre to a felony. This provision shall not apply to any arraignment, conviction or plea of nolo contendre to any traffic (driving) offenses.

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            2.04.1. Any notice given by the Company under the subsections of
Section 2.04 shall specifically state the manner in which Executive has not performed his duties, or has breached any of the covenants, terms or conditions of this Agreement, that the notice is given under this Section 2.04, and that failure to correct such breach will result in termination of employment under this Agreement. For the purpose of the above definition of Cause, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Failure of the Company, the Penn-America business or Executive to achieve or satisfy any target, milestone or other performance goal or hurdle, in and of itself, shall not be deemed Cause for termination under Sections 2.04(ii) through (vi) above.

            2.04.2. Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless a notice to terminate for Cause has been given by the Company within (i) 180 days after the Company learns of the act, failure or event constituting "Cause" under Section 2.04(i) (which is not cured by Executive within any time period permitted for such cure) or
(ii) 90 days after the Company learns of the act, failure or event constituting "Cause" under any of Sections 2.04(ii)-(vi) (which is not cured by Executive within any time period permitted for such cure), and other than in connection with any activity by Executive that has been concealed or is of a fraudulent nature. If Executive has commenced arbitration in the manner prescribed in this Agreement within 15 days after receipt of such notice of termination, disputing the Company's right under this Agreement to terminate for Cause, and the Arbitrator shall thereafter have determined that Executive was not terminated for Cause, Executive shall be entitled, in addition to any amount otherwise due to Executive under this Agreement, to receive interest on any payments that should have otherwise been due him, commencing from the date of the Company's notice of termination, at the Company's then long term borrowing rate.

      2.05. Termination Without Cause. Executive's employment is at-will, and this Agreement may be terminated at any time by the Company without Cause upon 30 days' notice to Executive. If the Company terminates Executive without Cause hereunder, the Company shall pay to Executive accrued but unpaid salary under
Section 1.04.1, together with any other amounts as may have been due and payable under Sections 1.04 and 1.05 up to the date of termination, any awarded but unpaid bonuses applicable to any prior period, together with Severance Benefits in accordance with Article III, and Executive shall be entitled to retain all restricted stock awards and options that were vested as of such termination date, and unless a longer period is otherwise provided for in the underlying award or plan or under any Company policy or applicable securities laws, shall have thirty (30) days from the date of such termination to exercise and/or sell such shares or options. Executive's right to receive Severance Benefits listed in Section 3.05 or Limited Severance Benefits under Section 3.07 is subject to Executive's complying with the obligations set forth in Section 3.02. The Company's provision of written notice not to extend either the Initial Term or an Extension Term of this Agreement pursuant to Section 1.03 shall be deemed to be a termination of Executive by the Company without Cause hereunder.

      2.06. Executive Termination for Good Reason. If Executive terminates his employment for Good Reason, this Agreement and all obligations of the Company shall terminate effective upon Executive's provision of notice of termination, and Executive shall

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receive the same salary, benefits and Severance Benefits as would be provided or payable to him in connection with a termination without Cause under Section 2.05 hereof. For purposes of this Agreement, "Good Reason" shall mean:

      (i) an assignment to Executive of any duties or responsibilities that comprise a significant reduction or change by the Company (or its successor) in the nature or scope of the authority of, such duties or responsibilities assigned to or held by Executive as of the Effective Date; provided that a good faith assignment by the Board to a position within the Company or one of its affiliates with similar responsibility, title and compensation is not considered to be Good Reason;

      (ii) any removal of Executive from the officer positions with the Company (or its successor) and its affiliates held by him as of the Effective Date; provided that a good faith assignment by the Board to a position within the Company or one of its affiliates with similar responsibility, title and compensation is not considered to be Good Reason;

      (iii) a reduction by the Company (or its successor) and its subsidiaries in Executive's base salary as of the Effective Date or, if greater, at any time thereafter;

      (iv) a transfer or relocation of the site of employment of Executive, without his express written consent, to a location more than 35 miles from the location of his principal place of business immediately preceding the Effective Date; or

      (v) any failure of the Company to comply with and satisfy its material obligations under this Agreement (other than those specified in clauses (i) through (iv) above, as to which no notice and opportunity to cure shall be provided) that remains uncured for 30 days after written notice thereof is given to the Company.

                                   ARTICLE III
                               SEVERANCE BENEFITS

      3.01 Benefits Payable Upon Termination without Cause, Non-Renewal or Termination for Good Reason. If, during the Initial Term or any Extension Term,
(i) the Company terminates Executive without Cause, (ii) in connection with the expiration of the Initial Term or any Extension Term, the Company gives notice of non-renewal of this Agreement, or (iii) Executive terminates his employment for Good Reason, Executive shall be paid Severance Benefits, as hereafter defined, in addition to all other amounts payable to Executive as referenced in
Section 2.05.

      3.02 Release/Compliance with Obligations. Notwithstanding the foregoing provisions, payment of Severance Benefits or Limited Severance Benefits is conditioned upon Executive's execution of the form of release in Exhibit F-2.

      3.03 Limitation on Payments. Notwithstanding anything to the contrary in this Agreement, in no event shall Severance Benefits be paid more than once to Executive under this Agreement.

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      3.04 Timing of Payments. Severance Benefits shall be paid or provided in monthly installments, with the first monthly installment payable within 10 days after the release referenced in Section 3.02 becomes irrevocable; provided, however, that the portion of any Severance Benefits representing the pro-rated amount of any cash bonus or performance-based long-term equity compensation award shall not be paid until such amounts are otherwise normally payable pursuant to the plan or arrangement under which such amounts are paid.

      3.05 Severance Benefits. "Severance Benefits" means amounts and/or benefits as follows:

            (i) 1.5 times either Executive's annual base salary set forth in
      Section 1.04.1 or, if greater, the annual base salary as in effect immediately prior to Executive's termination of employment, to be paid in equal monthly installments over an 18-month period;

            (ii) the pro-rated amount of any cash bonus which Executive otherwise would have received under the Company's KEIC bonus plan, or its successor, as set forth in Section 1.04.2, for each whole or partial calendar quarter of employment during the partial year in which Executive's employment is terminated, provided that any Company performance goals under such plan are achieved for the year in which termination of employment occurs;

            (iii) the pro-rated amount of any performance based long-term equity compensation award which Executive would have otherwise received, as set forth in Section 1.04.3, for each whole or partial calendar quarter of employment during the partial year in which Executive's employment is terminated, provided that any Company performance goals under such plan are achieved for the year in which termination of employment occurs;

            (iv) vesting of any awarded but unvested restricted stock and non-qualified stock options in accordance with the vesting schedule established in the applicable plan or agreement, which vesting will continue in accordance with its terms following termination of employment until fully vested;

            (v) provision of eighteen (18) months of Executive's then current medical and dental benefits, or the cash equivalent payment thereof, as set forth in Section 1.05.1;

            (vi) provision of eighteen (18) months of Executive's life insurance premiums on any policy of life insurance issued to Executive on Executive's life for the benefit of a named beneficiary, as set forth in
      Section 1.05.1;

            (vii) any earned but unpaid Annual Integration Bonus (the Annual Integration Bonus shall be deemed earned if Executive is employed with the Company or its affiliates on the last day of the fiscal year for which such Annual Integration Bonus is payable), which shall be payable within 90 days after the close of the Company's fiscal year to which it relates, provided that any Company performance goals listed under Exhibit C have been achieved for the year for which such bonus relates.

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      3.06. No Severance Payable. Notwithstanding any contrary provision herein, no Severance Benefits or Limited Severance Benefits (as defined below) shall be payable (except as otherwise specifically provided in Sections 2.01, 2.02 and 2.03) if:

            3.06.1 Executive voluntarily resigns from his position for any reason other than for Good Reason in accordance with Section 2.06;

            3.06.2 Executive's employment is terminated for reasons described in
Section 2.01 ("Incapacity"), Section 2.02 ("Retirement"), or Section 2.03 ("Death");

            3.06.3. Executive violates the applicable provisions of Sections 4.02, 4.03, 4.04 and 4.05 in any material respect after the date of termination of Executive's employment under this Agreement. If Executive violates the applicable provisions of Sections 4.02, 4.03, 4.04 and 4.05 in any material respect after any Severance Benefits or Limited Severance Benefits have been paid, no further payments will be due to Executive and Executive shall be required to reimburse the Company for any and all such payments previously made; or

            3.06.4. Executive's employment is terminated for Cause, other than under Section 2.04(i).

      3.07 Limited Severance Benefits. If Executive's employment is terminated for Cause under Section 2.04(i), Executive shall be entitled to receive eighteen
(18) months of Executive's then current annual base salary and medical and dental benefits (such salary and benefits, "Limited Severance Benefits"). Executive shall not be entitled to any other Severance Benefits listed in
Section 3.05.

      3.08. Preservation of Vested Equity Awards. Upon Executive's termination of employment for any reason hereunder, Executive shall (i) retain all restricted stock awards and options that were vested as of such termination date; and (ii) have (or his estate or legal representative shall have) thirty
(30) days from the date of such termination to exercise such options; provided that such time period may be extended by provisions in the underlying award or plan or under any Company policy or applicable securities laws.

      3.09. Damage Limitation. Executive understands and agrees that he is entitled exclusively to the compensation and benefits as stated in Article II and Article III (as applicable) in the event of a termination and that any claim for damages by Executive arising out of this Agreement and his employment by Employer will be limited exclusively to the compensation and benefits as set forth in Article II and Article III (as applicable) in the event of termination; provided that this Section 3.09 shall not limit Executive's entitlement, if any, to attorneys' fees under Section 5.011.

                                   ARTICLE IV
                   EXECUTIVE'S REPRESENTATIONS AND WARRANTIES

      4.01. Duties. Executive agrees that, in addition to all other obligations commensurate with his employment with the Company, he shall devote his full business time, energies and talents to the business of the Company, and comply with each of the Company's corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to

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all Company employees or senior Executives as adopted by the Board and by the
UNGL Board from time-to-time. Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude Executive from (i) engaging in charitable activities and community affairs, (ii) acting as a member, director or officer of any industry trade association or group, (iii) serving as a trustee, director or advisor to any family companies or trusts, and (iv) managing his personal investments and affairs, provided such activities do not, in the reasonable judgment of the Board, materially interfere with the proper performance of his duties and responsibilities hereunder. Executive also agrees that he will advise the Board of any corporate opportunities and not usurp such opportunities.

      4.02. Noncompetition. Executive acknowledges and agrees that the insurance business and operations of the Company are national in scope, and that the Company operates in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement and the equity interests being made available to Executive hereunder, Executive covenants and agrees that during his employment with the Company, and for a period of eighteen
(18) months following the termination of such employment for any reason (the "Restrictive Period"), Executive shall not (i) engage, whether as owner, manager, operator or otherwise, directly or indirectly, in any property and/or casualty insurance company (or holding company which controls such company) that is based in the United States or does a substantial amount of its business in the United States and that writes more than 15% of its written premium by issuing commercial insurance policies for businesses through a network of wholesale general agents on a binding authority basis; provided however that the restrictions herein shall not prohibit or prevent Executive from acting as an owner, manager, operator or employee of any wholesale general agent, (ii) use any information obtained in the course of Executive's employment by the Company for the purpose of notifying individuals of Executive's willingness to provide services after such termination in competition with the Company or in breach of this Agreement, or (iii) otherwise solicit for competitive purposes any person who is, or at any time during the term of Executive's employment by the Company was, a customer of the Company; provided that Executive shall not be subject to the above restrictions if the Company fails to pay (i) Severance Benefits due to Executive, if any, pursuant to Section 3.01 (other than as provided for under Section 3.06.3). Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 4.02. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court.

      4.03. Executive Nonsolicitation. Executive covenants and agrees that during the Restrictive Period, Executive shall not solicit or induce, or attempt to solicit or induce, any employee of the Company or its affiliates, other than any administrative assistant, to terminate such employment for any reason whatsoever or hire any employee of the Company or its affiliates, other than any administrative assistant.

      4.04. Non-Disclosure. Executive shall not, during or after his employment with the Company, (i) disclose, in whole or in part, any Company Confidential Information, as hereinafter defined, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company or required by law, order of any court or court process, or (ii) use any Company Confidential Information for Executive's own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company; except in the proper performance of Executive's duties as instructed by the Company. Company Confidential Information shall not include (x) information in the public domain or generally known in the industry (unless Executive is responsible, directly or indirectly, for such Company Confidential Information entering the public domain or becoming known in the industry without the Company's consent), (y) information and know-how derived or known by Executive from experience in the industry generally and not specific to Company, and (z) information disclosed by the Company to third parties without any duty or obligation of confidentiality or non-disclosure.

            4.04.1. Confidential Information. For purposes of this Agreement, Company Confidential Information shall mean the knowledge and information acquired by Executive concerning the Company's confidential and proprietary information regarding its business plans, software, formatting, programs, client prospects, client lists, supplier and vendor information, client contacts, client information and data, marketing plans, data processing systems and information contained therein, products, proposals to clients and potential clients, account reports, plans, studies, price lists, financial statements and records, files and other trade secrets, know-how, or other private, confidential or proprietary information of or about the Company which is not already available to the public or known generally in the industry.

      4.05. Inventions. Executive shall disclose promptly in writing to the Company, all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by Executive during employment with the Company, or within six months after termination of Executive's employment, if based on or related to proprietary information of the Company known by Executive, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company.

            4.05.1. Assignment of Invention. Executive agrees that in connection with any invention covered by Section 4.05, Executive shall, on request of the Company, promptly execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent therefor in the United States and foreign countries.

            4.05.2. Work For Hire. If the Company deems such execution to be necessary, Executive shall execute and deliver the Company's standard "work for hire" agreement regarding ownership by the Company of all rights in its confidential and business materials. A copy of such "work for hire" agreement is attached hereto as Exhibit G.

      4.06. Duty to Cooperate after Termination. In the event of Executive's termination of employment during the twelve (12) month period immediately following the Effective Date, Executive agrees to be available to Company from time to time to answer questions or provide information relating to Company matters that he worked on during his employment at the Company. The Company shall make reasonable efforts to minimize any burden placed on Executive by reason of the provisions of this Section 4.06, and shall not unreasonably interfere in Executive's obligations to any subsequent employer. In the event that Executive would reasonably be required to incur any cost or expense to communicate with the Company or travel to any location requested by the Company, Company shall advance any such travel or other costs reasonably incurred by Executive to comply with and perform his obligations under this Section 4.06.

      4.07. Review by Counsel. Executive represents and warrants that he has been provided a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify from counsel that the terms and provisions of this Agreement are reasonable and enforceable.

      4.08. Acknowledgment. Executive acknowledges and agrees that the terms of this Article IV: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on Executive; and (iv) are not injurious to the public. Executive further acknowledges and agrees that (x) Executive's breach of the provisions of this Article IV will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and
(y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company's eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall (at its election and notwithstanding Section 5.011 hereof) be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

      4.09. Representations and Warranties. In addition to any other representations and warranties contained herein, Executive hereby represents and warrants that, to the best of his actual (not constructive) knowledge, without independent investigation into the representations and warranties made by the Company and its affiliates and Executive in the Merger Agreement, he has not willfully failed to disclose to the Company that he has knowledge that such representations and warranties contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading. The foregoing representation and warranty of Executive shall survive for a period of 180 days from the Effective Date. If the Company determines in good faith that
(i) the foregoing representation and warranty of Executive is untrue, and (ii) such breach has caused material harm to the Company, then the Company, as its sole remedy for Executive's breach of this Section 4.09, shall be entitled to terminate Executive's employment under this Agreement during such 180-day period, and such termination shall be deemed a termination with Cause under
Section 2.04(i) of this Agreement.

                                    ARTICLE V
                               GENERAL PROVISIONS

      5.01. Authorization to Modify Restrictions. The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable, or impair, the remainder of this Agreement. If any provision will be found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.

      5.02. No Waiver. The failure of either the Company or Executive to insist upon the performance of any term in this Agreement, or the waiver of any breach of any such term, shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance or waiver had occurred.

      5.03. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement between Executive and the Company (or any of its predecessors or affiliates). Executive acknowledges that he has executed a letter agreement under which he has waived any rights to any payments and benefits under any change of control agreements with respect to the Closing that were in effect prior to the Closing, and acknowledges that upon the Closing, such change of control agreements shall be null and void, and without force and effect. This Agreement may be amended only by a writing signed by each of the parties. This Agreement may be assigned by Company, provided that Company complies with the provisions of Section 5.09. This Agreement may not be assigned by Executive.

      5.04. Governing Law. This Agreement will be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania.

      5.05. Consent to Jurisdiction. Executive hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court with jurisdiction in any action or proceeding seeking to enforce or interpret this Agreement, so long as said action or proceeding does not conflict with Section 5.011.

      5.06. Service of Process. Executive irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court with jurisdiction by the mailing by certified or registered mail of copies of such process to Executive at his address as set forth on the signature page of this Agreement.

      5.07. Venue. Executive irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court and any objection on the ground that any such action or proceeding in either of such courts has been brought in an inconvenient forum. Nothing in this Section 5.07 will affect the right of the Company to bring any action or proceeding against Executive or his property in the courts of other jurisdictions.

      5.08. Agreement Binding. The obligations of Executive under this Agreement will continue after the termination of his employment with the Company for any reason, to the extent provided herein, and will be binding on his heirs, executors, legal representatives, and assigns.

      5.09. Successor Corporation. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession, and to the extent that Executive resigns as a result thereof, shall entitle Executive to all Severance Benefits referenced in Section 3.05. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

      5.010. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and will not affect the construction or interpretation of any of its provisions.

      5.011. Arbitration. In the event that any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc ("JAMS") for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania, New York, New York or Washington, D.C. (as selected by Executive) before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorney's fees, and there shall be no award of attorney's fees); provided that the Company shall bear the cost of any arbitrator selected by the parties (unless such arbitrator shall determine that Executive has commenced a frivolous action, in which case arbitrator fees shall be split between the parties), except in the case of an appeal, in which case the appealing party shall bear the costs of the appeal. To the extent that Executive is the prevailing party in any final judgment by the arbitrator on any case commenced in arbitration by Executive the Company shall pay or reimburse Executive for all reasonable attorneys' fees incurred by Executive in such matter. Nothing herein shall prevent the Company from seeking injunctive relief as provided for in
Article 4 of this Agreement. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

      5.012. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Executive:             Joseph Morris
                                   1324 Cinnamon Drive
                                   Fort Washington, PA 19034

      If to the Company:           Board of Directors
                                   Penn-America Group, Inc.
                                   420 South York Road
                                   Hatboro, PA 19040

      With a Copy To:              United National Group, Ltd.
                                   Walker House
                                   87 Mary Street
                                   P.O. Box 908GT
                                   George Town
                                   Grand Cayman
                                   Cayman Islands
                                   Attn: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      5.013. Condition of Effectiveness. The occurrence of the Closing on or before the Deadline Date and the execution and delivery by Executive of the Release attached hereto as Exhibit F-1 shall be a condition precedent for the effectiveness and enforceability of this Agreement.

      5.014. Employee Manuals and Handbooks. Executive acknowledges that from time to time the Company or its affiliates may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company shall be expected to comply fully with the policies and procedures provided for therein, to the extent not inconsistent with the provisions of this Agreement. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook, as the same may exist from time to time, or personnel policy manual), and no acts or practices of any nature, shall be construed to modify the terms of this Agreement.

      5.015. Insurance and Indemnity. The Company shall, to the fullest extent permitted by law and its by-laws and charter, defend and indemnify Executive. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy to be maintained for the Company's directors and officers. The Company shall continue to maintain directors and officers liability insurance for the benefit of Executive during the term of this Agreement and for at least six (6) years following the termination of Executive's employment with the Company, provided that such insurance is available on commercially reasonable terms. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive's employment with the Company or with any affiliated company. Such obligations shall be binding upon the

Company's successors and assigns and shall inure to the benefit of Executive's heirs and personal representatives.

      EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of 14th day of October, 2004.

EXECUTIVE                          PENN-AMERICA GROUP, INC.

/s/ Joseph F. Morris               By: /s/ Garland P. Pezzuolo
--------------------------------       -----------------------------------
Joseph F. Morris                            Garland P. Pezzuolo
                                            Vice President, Secretary & General
                                            Counsel

                                    EXHIBIT A

                              2004 KEIC BONUS PLAN

                  2004 KEY EMPLOYEE INCENTIVE COMPENSATION PLAN

                         PENN-AMERICA INSURANCE COMPANY
                                   HATBORO, PA

                            EFFECTIVE JANUARY 1, 2004

                         PENN-AMERICA INSURANCE COMPANY
                  2004 KEY EMPLOYEE INCENTIVE COMPENSATION PLAN

                                PLAN DESCRIPTION

I.    COMPENSATION PHILOSOPHY

      Penn-America Insurance Company ("Penn-America" or the "Company") wishes to provide a comprehensive, competitive compensation program for its management and professional personnel. The Key Employee Incentive Compensation Plan (the "Plan") is intended to be an integral part of the total compensation opportunity offered by the Company to its key employees. The Plan is an adjunct, not an offset, to other forms of compensation provided by Penn-America.

II.   PLAN PURPOSES

      The purposes of the Plan are two-fold: to foster achievement of corporate performance objectives and to recognize participants' contributions to corporate success. Participating employees realize current operating period awards when their performances result in attainment of pre-determined Company goals for growth, profitability, and efficiency.

      While performance-based variable compensation is intended to be an ongoing element of key employee compensation, the Plan as constituted herein is intended to operate for calendar year 2004 only.

III.  PARTICIPATION

      Participation in the Plan is open, in the President's discretion, to any employee of Penn-America actively employed with Penn-America on the date payment is made, who is deemed to have significant positive impact on the business and a high potential for long-term professional growth within the Penn-America organization. Typically, participation will be limited to those senior level positions (managers and higher) who have broad responsibilities for product line and employee management, revenue generation, client relationship management, support system management, or project management responsibilities, and have demonstrated their ability to contribute to the business over time.

      The President of Penn-America will, at his discretion, identify employees for participation, and ultimately confirm eligible participants at the time payment is made. Changes in organizational responsibilities and/or personal performance levels may affect ultimate individual participation in the Plan.

      Officers and other key employees who may be considered insiders under the Securities Exchange Act of 1934, as amended (the "Act") will participate in the Plan under the same eligibility guidelines defined for all other participants.

IV.   INCENTIVE AWARDS

      The Plan is an annual incentive program, running coincident with the Company's fiscal (calendar) year, providing opportunities for participants to earn cash based on overall Company and individual performance. The goal of the Plan is to be simple and predictable, yet to provide significant monetary incentives to participants. The Plan is designed to allow participants to share in the Company's success by providing additional annual cash compensation for participants.

V.    CRITERIA FOR ANNUAL INCENTIVE AWARDS

      The President has determined that any bonus awarded for calendar year 2004 shall be calculated as a percentage of base salary as of December 31, 2004, based on the Company's achievement of GAAP underwriting income, before taxes, of $14,984,000.

      A sample calculation follows:

      Sample 2004 Bonus Calculation

Employee's base salary on December 31, 2004                                                     $   25,000.00
         Employee's bonus participation percentage                                                         15%
         Eligible base bonus                                                                    $    3,750.00

BONUS EARNED BASED UPON COMPANY'S ACHIEVEMENT OF 2004 GAAP     % OF
UNDERWRITING INCOME GOAL OF $14,984,000:                      ELIGIBLE
                                                             BASE BONUS

EXAMPLES (USING GAAP UNDERWRITING INCOME GOAL):
         $ 4,000,000                                              0%                            $        0.00
         $ 7,500,000                                             85%                            $    3,187.50
         $14,984,000                                            100%                            $    3,750.00
         $18,500,000                                            125%                            $    4,687.50

VI.   DISTRIBUTION OF INCENTIVE AWARDS

      1.    Determination of Incentive Award

            Annually, before the payment date, the President will make a determination of the corporate performance against the criteria established, will finalize the participants and will calculate the appropriate award for each participant.

      2.    Distribution of Incentive Award

            All compensation payable under the Plan shall be paid on or before March 15, 2005 in a lump sum distribution, subject to tax withholding and other regular payroll deductions.

      3.    Active Employee Contingency

            Subject to the President's discretion, participants must be actively employed with the Company on the payment date to qualify for receipt of an incentive award.

VII.  MISCELLANEOUS PROVISIONS

            If any provision of this Plan is determined to be invalid or unenforceable, said invalid or unenforceable provision shall be deemed null and void, this Plan shall continue and shall be construed in all respect to the extent possible to fulfill the purposes of the Plan as if such invalid or unenforceable provision was omitted.

                                                                              2004 KEIC CASH BONUS (1)
                                  04/01/04   PARTICIPATION     ----------------------------------------------------
                                  SALARY (2)   PERCENTAGE               PLAN                PLAN           PLAN
                                  ----------   ----------      ----------------------   ---------------------------
GAAP UNDERWRITING INCOME TARGET                                 ABOVE    $ 7,500,000    $14,984,000    $ 18,500,000

GAAP COMBINED RATIO                                              95.9           95.9           91.9            90.0
RETURN ON EQUITY                                                                10.0%          13.8%           15.0%

     PERCENTAGE EARNED                                              0%            85%           100%            125%

Joseph F. Morris                  $  260,000       30%         $ 0.00    $ 66,300.00    $ 78,000.00    $  97,500.00

                                    EXHIBIT B

              PERFORMANCE BASED LONG-TERM EQUITY COMPENSATION PLAN

2004 EQUITY COMPENSATION PLAN SUMMARY OF PARAMETERS

-     Restricted stock, if earned, will be issued under the 2002 Stock Incentive
      Plan.

-     Financial triggers:

      - 50% will be awarded based upon a three-year calendar year combined ratio.

      - 50% will be awarded based upon the achievement of a three-year return on equity, which shall be calculated by dividing the Company's net income (after taxes) by the Company's shareholders' account (as defined under GAAP) ("ROE")

      -     Subject to three "knock out" provisions.

                  - If the three-year ROE is below 10%, then no award will be made under either component.

                  - If the three-year calendar year combined ratio is greater than 97.0, then no award will be made under either component.

                  - If the 2004 calendar year combined ratio is greater than 100.0, then no award will be made under either component.

- Aggregate and officer/manager level of restricted stock awarded was recommended by Watson.

- Targeted aggregate incentive payout to Key Employees (cash and restricted stock) - 7.5% of Pre-tax income.

- Targeted aggregate incentive payout to all employees - 10% of pre-tax income.

-     Five-year vesting of shares.

- The Company will pay a cash bonus (gross-up) for the payment of state, federal and local income taxes due at the time of vesting as a result of the award.

- The President and CEO will have a discretionary pool of 10,000 shares of restricted stock per year available to attract new employees as necessary.

- The President and CEO will have a discretionary pool of $100,000 available annually to award cash bonuses to direct reports of CEO, as long as total incentive compensation (including the discretionary pool) does not exceed 10% of annual pre-tax income.

-     Ownership guidelines:

            -     CEO - three times annual base salary

            -     Direct reports of CEO - one times annual base salary

            - Direct reports of Direct Reports of CEO - -1/2 times annual base salary

            -     Guidelines become effective June 30, 2006.

GROUP, INC.
KEY EMPLOYEE INCENTIVE
COMPENSATION PLAN
2004 RESTRICTED STOCK KEY
EMPLOYEE INCENTIVE PLAN


                                                                                                 2004
                                                                                                 PLAN
                                                                                                 ----
FINANCIAL
MEASUREMENT
TRIGGERS:
   THREE-YEAR CALENDAR COMBINED                                 BELOW
RATIO (GAAP BASIS)                                               97.0     97.0    95.3    94.2     93.7
   THREE-YEAR CALENDAR YEAR                                     BELOW
RETURN ON EQUITY                                                 10%      10.0%   11.0%   12.0%    13.1%

                                               PERCENTAGE
                                 04/01/04    OF RESTRICTED
                                  SALARY       STOCK POOL

TARGETED RESTRICTED STOCK                                         -     17,500  31,200  48,400   59,500

Joseph F. Morris                  $260,000       14.5%            -      2,500   4,500   7,000    8,600


                                                                                VALUE OF AWARD
                                                                                    AT PLAN
                                                                                           % OF
                                                                                $         SALARY
                                                                             --------    --------
FINANCIAL
MEASUREMENT
TRIGGERS:
   THREE-YEAR CALENDAR COMBINED
RATIO (GAAP BASIS)                                 91.9     90.9     89.5
   THREE-YEAR CALENDAR YEAR
RETURN ON EQUITY                                   14.0%    15.0%    16.0%

TARGETED RESTRICTED STOCK                        71,300   80,800   89,600

Joseph F. Morris                                 10,100   11,700   13,000    $129,000     49.6%

                KEY EMPLOYEE RESTRICTED SHARE INCENTIVE PLAN (2)

2005 METRICS

Three-Year Calendar Combined Ratio (GAAP
Basis)                                                        97.0       95.3      94.2       93.7        91.9      90.9       89.5
Three-Year Calendar Year
Return on Equity                                              10.0       11.0      12.0       13.1        14.0      15.0       16.0

2005 Salary                                               $350,000   $350,000  $350,000   $350,000   $ 350,000  $350,000   $350,000
Target Opportunity as Percentage of Base Salary               14.7%      26.2%     40.7%      50.0%       59.9%     67.9%      75.3%
Dollar Value of Target Opportunity                        $ 51,000   $ 92,000  $142,000   $175,000   $ 210,000  $238,000   $264,000
Assumed Market Price at Time (1)                  $16.00
Restricted Shares Awarded                                    3,200      5,700     8,900     10,900      13,100    14,900     16,500

(1) Illustrative price only. The conversion price will be market value of UNGL's Class A Common Shares at time of grant.

(2) The Company will pay a cash bonus (gross-up) for the payment of state, federal and local income taxes due at the time of vesting as a result of the award.

                                    EXHIBIT C

                          INTEGRATION BONUS OBJECTIVES

The following objectives and Percentages (as defined below) shall be used to calculate the amount of Executive's Annual Integration Bonus. The Annual Integration Bonus with respect to a given fiscal year (e.g., 2005 or 2006) (the "Bonus Determination Year") shall be equal to the product of (i) 50% of the Target Integration Bonus and (ii) the sum of Percentage 1 and Percentage 2, subject to any other provisions of this Agreement governing such Bonus. The Board shall retain the sole and exclusive authority and discretion to administer and interpret the terms of this Integration Bonus arrangement, including without limitation, the determination of whether the targets and objectives set forth below have been satisfied, and its determination and judgment shall be made in good faith.

1. INCOME TARGETS -- "PERCENTAGE 1"

PRE-TAX OPERATING INCOME OF THE COMPANY FOR THE BONUS DETERMINATION YEAR BEFORE
GIVING EFFECT TO ANY  TRANSACTIONS WITH WIND RIVER INSURANCE                         PERCENTAGE 1
COMPANY, LTD.                                                                           EQUALS
-------------------------------------------------------------------------------    --------------
80% of the Target Income (as defined below) or less                                      0%
Greater than

80% but less than 100% of the Target Income                                        pro-rata (in a
                                                                                    linear manner)

100% of the Target Income or greater                                                    75%

The Target Income shall be equal to $36,483,000 for 2005 and $40,131,000 for 2006.

2. RETENTION TARGETS - "PERCENTAGE 2"

Percentage 2 shall equal the product of (i) 25% and (ii) the lower of Percentages 2(a) and 2(b) below, but in no event shall Percentage 2 exceed 25%:

(a) Percentage 2(a) shall be equal to (i) the rate of retention of the Company's managing general agents for the Bonus Determination Year divided by (ii) the average rate of retention of the Company's managing general agents over the three fiscal years beginning with 2002 and ending with 2004.

(b) Percentage 2(b) shall be equal to (i) the rate of retention of the Company's vice-presidents and assistant vice-presidents for the Bonus Determination Year divided by (ii) the average rate of the retention of the Company's vice-presidents and assistant vice-presidents over the three fiscal years beginning with 2002 and ending with 2004.

For purposes of this Section 2, retention rates shall not take into account any terminations of managing general agents, vice-presidents and assistant vice-presidents initiated by the Company, or new hires or new managing general agent relationships until one year has passed since the date of such hire or the date of such formal commencement of such relationship. For purposes solely of calculating Percentage 2, the 2004 fiscal year period shall take into account only that portion of 2004 that preceded the Effective Date and the 2005 fiscal year period shall take into account all of 2005 and that portion of 2004 that fell on or after the Effective Date.

The Board shall retain the sole discretion to increase Percentage 2 as it deems appropriate.

                                    EXHIBIT D

                           STOCK OWNERSHIP GUIDELINES

D-1 Beginning on March 31, 2007, Executives who hold the position of Vice President with the Company shall own Class A Common shares of UNGL ("UNGL Shares") equal in value to one-half times Executive's then current annual base salary.

D-2. Executives who hold the position of Assistant Vice President with the Company or any position that is similar or less prestigious in stature shall not be subject to this Exhibit D.

D-3. For all other Executives:

      (1) As of the Effective Date, Executive shall own UNGL Shares equal in value to one (1) times Executive's then current annual base salary.

      (2) By March 31, 2007, Executive shall own UNGL Shares equal in value to two (2) times Executive's then current annual base salary.

                                    EXHIBIT E

             LIST OF GENERAL BENEFITS TO WHICH EXECUTIVE IS ENTITLED

Paid Vacation
Paid Sick Time
Paid Holidays
Personal Day
Cafeteria Reflex Plan
Employee Group Medical Plans
Employee Group Dental Plan
Employee Group Vision Plan
Medical and Dependent Care Flexible Spending Accounts
Company provided Life Insurance
Supplemental personal insurance on file with Penn-America
Accidental Death and Dismemberment
Long Term Disability
Short Term Disability
Long Term Care Insurance
Incentive Savings and Retirement Plan
Employee Assistance Program
Education Reimbursement
Red Cross CPR and First Aid
Direct Deposit of Paycheck
PNC Bank Workplace Banking Program
Finder's Fee
Memberships to the Hatboro Area YMCA
Country club dues

                                   EXHIBIT F-1

                                 INITIAL RELEASE

      R-1. Effective at Closing (the "Effective Date"), and otherwise subject to the terms and conditions, including but not limited to effectiveness of the new Employment Agreement dated October 14, 2004 (the "Employment Agreement"), Executive hereby irrevocably consents to the termination of any agreements regarding employment and compensation (including change-of-control compensation) between himself and Penn-America Group, Inc. and its affiliates and insurance subsidiaries (the "Company") (such agreements, the "Existing Agreements"), and hereby agrees that the entry of the Company and Executive into the Employment Agreement will not give rise to any liability on the part of the Company or any of its affiliates under the Existing Agreements. Executive on behalf of himself and his affiliates, heirs, executors and successors hereby remises, releases and forever discharges, and by these present does release and forever discharge the Company and its subsidiaries, parents and affiliates, and their respective successors and assigns of and from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, agreements, liabilities, damages, costs, expenses, demands, judgments, executions, variances, claims and other obligations of whatever kind or nature, in law or in equity, known or unknown, including without limitation, arising from or connected with or related to the Existing Agreements or any employment by or other matter relating to the Company or any claim to compensation or benefits arising from or related to his employment (collectively, the "Claims"), including without limitation, any Claims related to or in connection with Fox Paine & Company, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC; Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and all corporate entities that are partners in any such related entities and each of their past and present directors, members, managers, officers, employees, servants, divisions, owners, shareholders and successors (all collectively referred to hereinafter for purposes of this paragraph R-1 as the "Company"), including any Claims, under local, state, or federal law based on:

      (i) claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability including without limitation, any claims arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, each as amended;

      (ii)  infliction of any tort;

      (iii) breach of contract, whether actual or implied, written or oral; and

      (iv) any violation of any pension or welfare plans or any other benefit plan or arrangement (including without limitation, ERISA).

      The foregoing Release shall not act as a release of (i) the obligations of the Company under the Employment Agreement dated August 2, 2000 (the "Old Employment Agreement"), to provide Executive with the payments, benefits and severance benefits specified therein, (ii) any vested benefits under any employee retirement or welfare plan or program, (iii) any rights as a shareholder or owner of any equity interest in the Company, (iv) any rights Executive may have to receive unemployment compensation, and (v) Executive's right to be indemnified by the Company, pursuant to charter, certificate, by-laws or other constituent documents of the Company, or under any insurance maintained by or for the benefit of the Company, for any liability, cost or expense for which Executive would have been indemnified for actions taken on behalf of the Company during Executive's employment with the Company.

      R-2. Executive further represents that he has not, at any time up to and including the Effective Date, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature against the Company relating to the matters released above and Executive waives to the fullest extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released above.

      R-3. Executive agrees that in the event of a breach by him or his heirs of this Release, and in addition to any other rights or remedies the Company may have hereunder or otherwise: (i) the Company will, with respect to paragraph R-1 hereof, be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Release; (ii) the Company will, with respect to a breach by Executive of paragraph R-1, be indemnified and held harmless from and against any and all damages or losses incurred by the Company (including reasonable attorneys' fees and expenses) as a result of such breach; and (iii) the Company may offset against any amounts otherwise owed Executive damages or losses incurred as a result of a breach of this Release. Executive further agrees that this Release may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Release, which is or may be instituted, prosecuted or maintained by Executive and his heirs.

      R-4. In full and complete settlement of any claims that the Company may have against Executive, other than the fulfillment of Executive's obligations hereunder and Executive's remaining obligations under the Old Employment Agreement, if any, and for and in consideration of the undertakings of Executive, the Company does hereby remise, release, and forever discharge Executive and Executive's heirs, executors and administrators (hereinafter all included within the term "Executive"), of and from any and all manner of actions and causes of actions, suits, debts, liabilities, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act or fraud, embezzlement or dishonest conduct) matter, cause or thing within the scope of Executive's employment by the Company from the beginning of Executive's employment with the Company to the Effective Date of this Release; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Executive within the scope of Executive's employment relationship and the termination of that employment relationship with the Company (all such items, "Claims").

      THE FOREGOING RELEASE IS HEREBY AGREED TO ON THIS 14th OF OCTOBER, 2004. THIS RELEASE SHALL BE OF NO FORCE AND EFFECT IF THE MERGER TRANSACTION ANTICIPATED BETWEEN UNGL AND THE COMPANY IS NOT CONSUMMATED.

                                          PENN-AMERICA GROUP, INC.

/s/ Joseph F. Morris                      /s/ Garland P. Pezzuolo
---------------------                     -------------------------------
Joseph F. Morris                          Garland P. Pezzuolo
                                          Vice President, Secretary & General
                                          Counsel

                                   EXHIBIT F-2

                             POST-EMPLOYMENT RELEASE

      R-1. Pursuant to Section 3.02 of the employment agreement between Joseph Morris ("Executive") and Penn-America Group, Inc. and its insurance subsidiaries (the "Company") dated as of the 14th of October, 2004 (the "New Employment Agreement"), Executive hereby irrevocably consents to the termination of any agreements regarding employment and compensation between himself and the Company (or its affiliates) ("Existing Agreements"). Executive on behalf of himself and his affiliates, heirs, executors and successors hereby remises, releases and forever discharges, and by these present does release and forever discharge the Company and its subsidiaries, parents and affiliates, and their respective successors and assigns of and from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, agreements, liabilities, damages, costs, expenses, demands, judgments, executions, variances, claims and other obligations of whatever kind or nature, in law or in equity, known or unknown, including without limitation, arising from or connected with or related to the Existing Agreements or any employment by or other matter relating to the Company or any claim to compensation or benefits arising from or related to his employment (collectively, the "Claims"), including without limitation, any Claims related to or in connection with Fox Paine & Company, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC; Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and all corporate entities that are partners in any such related entities and each of their past and present directors, members, managers, officers, employees, servants, divisions, owners, shareholders and successors (all collectively referred to hereinafter for purposes of this paragraph R-1 as the "Company"), including any Claims, under local, state, or federal law based on:

      (i) claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability including without limitation, any claims arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, each as amended;

      (ii)  infliction of any tort;

      (iii) breach of contract, whether actual or implied, written or oral; and

      (iv) any violation of any pension or welfare plans or any other benefit plan or arrangement (including without limitation, ERISA).

      The foregoing Release shall not act as a release of (i) the obligations of the Company under the New Employment Agreement, to provide Executive with the payments, benefits and Severance Benefits specified therein to be provided to Executive in connection with the termination of Executive's employment with the Company, (ii) any vested benefits under any employee retirement or welfare plan or program, (iii) any rights as a shareholder or owner of any equity interest in the Company (subject to any changes or modifications that may be made therein pursuant to the provisions of the documentation relating to the merger transaction between United National Group, Ltd. and its affiliates and the Company and the provisions of the New Employment Agreement), (iv) any rights Executive may have to receive unemployment compensation, and (v) Executive's right to be indemnified by the Company, pursuant to charter, certificate, by-laws or other constituent documents of the Company, or under any insurance maintained by or for the benefit of the Company (and/or its predecessor), for any liability, cost or expense for which Executive would have been indemnified for actions taken by Executive on behalf of the Company prior to the date of this Release.

      R-2. Executive further represents that he has not, at any time up to and including the Effective Date, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature against the Company relating to the matters released above and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released above.

      R-3. Executive agrees that in the event of a breach by him or his heirs of this Agreement, and in addition to any other rights or remedies the Company may have hereunder or otherwise: (i) the Company will, with respect to paragraph R-1 hereof, be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Agreement; (ii) the Company will, with respect to a breach by Executive of paragraph R-1, be indemnified and held harmless from and against any and all damages or losses incurred by the Company (including reasonable attorneys' fees and expenses) as a result of such breach; and (iii) the Company may offset against any amounts otherwise owed Executive damages or losses incurred as a result of a breach of this Release. Executive further agrees that this Agreement may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Agreement which is or may be instituted, prosecuted or maintained by Executive and his heirs.

      R-4. In full and complete settlement of any claims that the Company may have against Executive, other than the fulfillment of Executive's obligations hereunder and Executive's obligations under the New Employment Agreement, including, without limitation, Executive's obligations under Article IV of the New Employment Agreement, and for and in consideration of the undertakings of Executive, the Company does hereby remise, release, and forever discharge Executive and Executive's heirs, executors and administrators (hereinafter all included within the term "Executive"), of and from any and all manner of actions and causes of actions, suits, debts, liabilities, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act or fraud, embezzlement, or dishonest conduct) matter, cause or thing within the scope of Executive's employment by the Company from the beginning of Executive's employment with the Company and its affiliates to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Executive within the scope of Executive's employment relationship and the termination of that employment relationship with the Company and its affiliates (all such items, "Claims").

THE FOREGOING RELEASE IS HEREBY AGREED TO ON THIS ___ OF ___________ 2004:

EXECUTIVE                                            PENN-AMERICA GROUP, INC.

___________________                                  ________________________
Joseph F. Morris                                     Jon S. Saltzman
                                                     President & CEO

                                    EXHIBIT G

                             WORK FOR HIRE AGREEMENT

As a condition of my employment with Penn-America Group, Inc. and its insurance subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation and benefits now and hereafter provided to me by the Company, I agree to the following:

1.    Inventions.

      (a) Assignment of Inventions. I shall disclose to the Company, and hereby sell, transfer and assign to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, and other intellectual property which I have or may solely or jointly conceive or develop or reduce to practice during the period of time I have been and shall remain in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 1(c) below. All original works of authorship which have been or are made by me within the scope of and during the period of my employment with the Company and which are protectable by copyright are "works made for hire" and the Company or its designee shall own all rights therein. Any Invention relating to the business of the Company and its affiliates that is developed or disclosed by me within six (6) months following the termination of my employment with the Company shall be deemed to fall within the provisions of this Section 1(a) unless proved to have been first conceived and made following such termination.

      (b) Patent and Copyright Registrations. I shall assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's or its designee's rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to do all other lawfully permitted acts to protect Inventions with the same legal force and effect as if executed by me.

      (c) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Inventions made by me prior to my employment with the Company (as demonstrated by written evidence as listed in G-1) and that is not used with my permission by the Company or any of its designees. I also shall retain ownership of any Inventions made by me while employed by the Company if such Inventions are made without use of any Company equipment, supplies, facilities or trade secret information and are developed entirely on my own time, and (a) do not relate (1) to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or development, or (b) do not result from any work performed by me for the Company or its clients.

2. Representations. I agree to execute or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

3. Injunctive Relief and Other Remedies. I acknowledge and agree that my failure to comply with any of the terms of this Agreement shall irreparably harm the business of the Company and that the Company shall not have an adequate remedy at law in the event of such non-compliance. I further acknowledge and agree that, notwithstanding any arbitration provisions in any agreement that I may otherwise have with the Company, the Company shall be entitled to obtain a court order preventing me from committing, threatening, or continuing any acts of material non-compliance with this Agreement. All of the Company's remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

4. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and me, and our respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise.

5. Entire Agreement. This Agreement is the complete agreement between the parties concerning the subject matter hereof and supersedes any prior such agreements. This Agreement may not be amended or in any way modified except in writing signed by both parties.

6. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions shall continue in full force and effect.

7. Governing Law; Consent to Jurisdiction. I hereby expressly agree that the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Pennsylvania without regard to its conflicts of law principles.

8. Effect of Waiver. No waiver by the Company of any breach by me of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

Date: October 14, 2004

/s/ Joseph F Morris
------------------------
Signature

Joseph F. Morris
------------------------------------
Name of Employee (typed or printed)

                                   EXHIBIT G-1

            LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title      Date      Identifying Number or Brief Description
------     ----      ---------------------------------------
           2000      Any work product brought to Penn-America
                     from my prior experience with Reliance,
                     including but not limited to,
                     -    On-line MIS system
                     -    Components of premium dollar
                     -    Producer (Agent) Manual
                     -    Reliance Underwriting Manuals
                     -    Branch and Agent Experience
                          Evaluation Reports

____ No inventions or improvements

____ Additional Sheets Attached

Signature of Employee:  /s/ Joseph F. Morris
                       ----------------------------

Print Name of Employee: Joseph F. Morris

Date:  October 14, 2004